PARTICIPATING AFFILIATE

MEMORANDUM OF UNDERSTANDING

THIS PARTICIPATING AFFILIATE MEMORANDUM OF UNDERSTANDING (the “MOU”), is made effective as of November 27, 2019, by between and among:

1.	ALTA CAPITAL MANAGEMENT, LLC, a limited liability company formed under the laws of the State of Utah and having its registered office at 6440 South Wasatch Boulevard, Suite 260, Salt Lake City, Utah 84121 (“Alta”);

2.	GUARDIAN CAPITAL LP, a limited partnership formed under the laws of the Province of Ontario and having its registered office at 199 Bay Street, Suite 3100, P.O. Box 201, Toronto, Ontario M5L 1E8 (“Guardian”); and

3.	GUARDCAP ASSET MANAGEMENT LIMITED, a registered investment adviser in the United Kingdom having its registered office at 11 Charles II Street, St. James’s, London, UK SW1Y 4NS (“GuardCap” or “Participating Affiliate”).

WHEREAS:

A.	Alta and Guardian are both investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“Advisers Act”);

B.	GuardCap is a registered investment adviser in the United Kingdom, and has a pending application for registration as an investment adviser with the SEC, but is not currently registered in the U.S.;

C.	Alta, Guardian, and GuardCap are affiliated entities, all under the common control of Guardian Capital Group Limited, a Canadian publicly traded company with its shares listed on the Toronto Stock Exchange;

D.	Alta and Guardian each provide investment management services, including day-to-day portfolio management services, to a variety of U.S. client accounts. Such accounts include, but are not limited to, mutual funds and other pooled investment vehicles, separate accounts, and model portfolios;

E.	In rendering investment advisory services to such accounts, Alta and Guardian each may on occasion wish to use the portfolio management, research and other resources of GuardCap, a foreign (non-U.S.) affiliate of both Alta and Guardian that is not registered under the Advisers Act. In such cases, one or more employees of GuardCap may provide services to such accounts, subject to the supervision of Alta or Guardian, as the case may be, through a “participating affiliate” arrangement, as that term is used in a series of no-action letters, commonly referred to as the “Unibanco no-action letters”, wherein the SEC staff permitted U.S. registered investment advisers to use portfolio management or research resources of unregistered non-U.S. advisory affiliates, subject to the regulatory supervision of the registered investment adviser. Under the participating affiliate arrangement, GuardCap is considered a Participating Affiliate of Alta or Guardian, and GuardCap and its employees are considered “associated persons” of Alta or Guardian (as that term is defined in Section 202(a)(17) of the Advisers Act). Alta and Guardian may compensate GuardCap for the services it performs for Alta’s and Guardian’s respective U.S. clients under the participating affiliate arrangement.

RECITALS:

Consistent with the March 2017 “Information Update from the staff of the SEC’s Division of Investment Management for Advisers Relying on the Unibanco No–Action Letters”, Alta and Guardian have filed jurisdictional documents with the SEC making the following representations and undertakings, which we reiterate herein:

REPRESENTATIONS OF ALTA

1.	Alta represents that GuardCap is an “associated person” of Alta within the meaning of Section 202 (a) (17) of the Advisers Act.

REPRESENTATIONS OF GUARDIAN

2.	Guardian represents that GuardCap is an “associated person” of Guardian within the meaning of Section 202 (a) (17) of the Advisers Act.

REPRESENTATIONS OF GUARDCAP

3.	GuardCap is an associated person of Alta and of Guardian within the meaning of Section 202 (a) (17) of the Advisers Act.

4.	GuardCap is under the jurisdiction of U.S. courts for actions arising, directly or indirectly, under U. S. securities laws or the securities laws of any state in connection with any of the following for U.S. clients of Alta and Guardian, as applicable: (1) investment advisory activities; (2) related securities activities arising out of or relating to any investment advisory services provided by GuardCap through Alta and Guardian, as applicable; and (3) any related transactions.

5.	Attached as Exhibit “A” is a letter documenting GuardCap’s designation and appointment of Alta as GuardCap’s U.S. agent for service of process. All process, pleadings or other papers in connection with the following may be served upon Alta:

i.	Any investigation or administrative proceeding conducted by the SEC involving Alta, Guardian, or GuardCap; and

ii.	any civil suit or action brought against Alta, Guardian or GuardCap or in which GuardCap has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any State or of the U.S. or any of its territories or possessions or the District of Columbia in connection with the activities and transactions enumerated in this paragraph.

6.	Any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and service of an administrative subpoena shall be effective service upon, Alta, and such service shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service has been made.

7.	GuardCap (i) will appoint a successor agent if GuardCap or any person discharges Alta or Alta is unwilling or unable to accept service on behalf of GuardCap at any time until 6 years have elapsed from the date of the last investment advisory activity; and (ii) undertakes to advise the SEC promptly of any change to Alta’s name or address during the applicable period.

8.	GuardCap will promptly, upon receipt of an administrative subpoena, demand or request for voluntary cooperation made during a routine or special inspection or otherwise, provide to the SEC or SEC staff any and all of the books and records required to be maintained in accordance with SEC staff guidance and make available for testimony before, or other questioning by, the SEC or SEC staff and the GuardCap employees (other than clerical or ministerial personnel) involved in the investment advisory activities or related securities transactions, at such places the SEC may designate in the U.S. or, at the SEC’s option, in the country where the records are kept or such personnel reside.

9.	GuardCap will produce, pursuant to an administrative subpoena or request for voluntary cooperation, any documents in accordance with SEC staff guidance.

ADDITIONAL REPRESENTATIONS AND UNDERTAKINGS

10.	Alta and Guardian respectively represent that each of them has amended its Form ADV Part II to include disclosure describing its participating affiliate relationship with GuardCap.

11.	Attached as Exhibit “B” is a list of GuardCap employees who are associated persons of Alta and/or Guardian because they provide or will provide portfolio management and related services to U.S. client accounts for which Alta and/or Guardian serve as investment adviser. Exhibit “B” shall be amended from time to time as personnel involved in these activities change.

12.	Alta and Guardian hereby commit and agree to monitor and supervise the activities of GuardCap and its associated persons, in the context of these participating affiliate relationships, with the goal of assuring compliance with the Advisers Act, the Investment Company Act of 1940 (if applicable), and other federal securities laws.

13.	GuardCap agrees that it will adhere to its policies, which are consistent with the Advisers Act Rule 206(4)-7 and to Rule 38a-1 under the Investment Company Act of 1940.

DATED as of the 27th day of November, 2019.

GUARDIAN CAPITAL LP		GUARDCAP ASSET MANAGEMENT LIMITED

By:	/s/ George Mavroudis	By:	/s/ Steve Bates
Name:	George Mavroudis	Name:	Steve Bates
Title:	Chief Executive Officer	Title:	Chief Investment Officer

By:	/s/ Matthew D. Turner	By:	/s/ Arieta Koshutova
Name:	Matthew D. Turner	Name:	Arieta Koshutova
Title:	Chief Compliance Officer	Title:	Chief Operating Officer

ALTA CAPITAL MANAGEMENT, LLC

By:	/s/ Michael Tempest
Name:	Michael Tempest
Title:	Managing Principal and Chief Investment Officer

Exhibit A

APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

See attached

APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

THIS APPOINTMENT made as of January 4, 2019

BETWEEN:	GUARDCAP ASSET MANAGEMENT LIMITED, a private limited company formed and existing in accordance with the laws of England and Wales, and with its principal office at 11 Charles II Street, 6th floor, St. James’s, London, UK, SW1Y 4NS (“GuardCap”)

AND	ALTA CAPITAL MANAGEMENT, LLC, a limited liability corporation formed and existing in accordance with the laws of the State of Utah, and with its principal office at 6440 South Wasatch Boulevard, Suite 260, Salt Lake City, Utah, 84121 (“Alta”)

WHEREAS:

A.	Alta and Guardian Capital LP are affiliates of GuardCap and registered investment advisors with the Securities and Exchange Commission (“SEC”).

B.	GuardCap intends to share personnel with, and provide certain services to, each of Alta and Guardian Capital LP as a participating affiliate, in connection with certain of each SEC-registered adviser’s U.S. clients.

C.	GuardCap wishes to designate and appoint Alta, without the right of revocation, and Alta wishes to accept such appointment, as GuardCap’s agent for service of process in the U.S.

THEREFORE:

1.	GuardCap hereby designates and appoints Alta, without the right of revocation, as GuardCap’s U.S. agent for service of process. All process, pleadings or other papers in the following may be served upon Alta:
a.	Any investigation or administrative proceeding conducted by the SEC; and
b.	Any civil suit or action brought against Alta, Guardian Capital LP or GuardCap or in which GuardCap has been joined as defendant or respondent,

in any appropriate court in any place subject to the jurisdiction of any state or of the U.S. or any of its territories or possessions or the District of Columbia in connection with the activities and transactions enumerated in this paragraph.

2.	Alta accepts the appointment and agrees to perform such services in accordance with the appointment.

3.	Any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and service of an administrative subpoena shall be effective service upon, Alta, and such service shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service has been made.

4.	Alta’s address for service is, as of the date of this appointment:

6440 South Wasatch Boulevard, Suite 260

Salt Lake City, Utah 84121

Attention: Chief Compliance Officer

Phone: (801) 274-6010

Fax: (801) 274-8061

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Appointment effective as of the date first above written.

GUARDCAP ASSET MANAGEMENT LIMITED		ALTA CAPITAL MANAGEMENT, LLC

By:	/s/ Steve Bates	By:	/s/ Michael Tempest
Name:	Steve Bates	Name:	Michael Tempest
Title:	Chief Investment Officer	Title:	Managing Principal and Chief Investment Officer

By:	/s/ Arieta Koshutova
Name:	Arieta Koshutova
Title:	Chief Operating Officer

Exhibit B

GUARDCAP EMPLOYEES WHO ARE ASSOCIATED PERSONS

OF ALTA AND/OR GUARDIAN

Steven Andrew Ralph Bates	Giles David Warren
Michael Edward Scott Boyd	Joris Nathanson
Orlaith Maire O'Connor	Bojana Bidovec Kumar
Edward Richard Wallace	Hang (Alice) Yin